Exhibit 16.1

EisnerAmper LLP 111 Wood Avenue South Iselin, NJ 08830-2700 T 732.243.7000 F 732.951.7400 www.eisneramper.com

July 26, 2018

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements made by Wayside Technology Group, Inc. (“Wayside”), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K of Wayside to be filed by or on July 26, 2018. We are in agreement with the statements relating only to EisnerAmper LLP contained therein. We have no basis to agree or disagree with other matters of Wayside reported therein.

Very truly yours,

/s/ EisnerAmper LLP
EisnerAmper LLP